EXHIBIT 10.22

FORM OF EXECUTIVE COMPENSATION AMENDMENT AGREEMENT

This Executive Compensation Amendment Agreement (this “Agreement”) is made and entered into as of November     , 2008, by and between WesBanco Bank, Inc. (“Bank”), WesBanco, Inc. (“WesBanco”) and                      (the “Executive”). The Bank, WesBanco and Executive are sometimes referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

W  I  T  N  E  S  S  E  T  H:

WHEREAS, during the course of the Executive’s employment and after the Executive ceases to be employed by WesBanco or the Bank, the Executive is entitled to certain compensation and other benefits pursuant to the WesBanco Key Executive Incentive Bonus and Option Plan (the “Incentive Plan”), an Employment Agreement dated                     , an Amended and Restated Change in Control Agreement dated                     , an Amended and Restated Salary Continuation Agreement dated                     , and other benefit plans, arrangements and agreements with WesBanco or the Bank (collectively, the “Compensation Arrangements”);

WHEREAS, WesBanco has applied to participate in the Capital Purchase Program (“CPP”) of the Troubled Asset Relief Program authorized by the Emergency Economic Stabilization Act of 2008 (“EESA”);

WHEREAS, as a condition to WesBanco’s participation in the CPP, WesBanco is required to modify or terminate certain benefit plans, arrangements and agreements to the extent necessary to be in compliance with the executive compensation rules of Sections 111 and 302 of the EESA (the “EESA Executive Compensation Requirements”), the regulations of the U.S. Department of the Treasury thereunder (the “Treasury Regulations”) and the rules and interpretations of the Internal Revenue Service under Section 280G(e) of the Internal Revenue Code of 1986, as amended (the “IRS Rules” and, together with the EESA Executive Compensation Requirements and the Treasury Regulations, the “CPP Executive Compensation Requirements”);

WHEREAS, the Parties intend hereby to amend all of the Executive’s Compensation Arrangements to comply with the CPP Executive Compensation Requirements in accordance with the terms and provisions of this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which the Parties acknowledge, and intending to be legally bound, the Parties agree as follows:

1.	Recitals. The recitals set forth above are hereby incorporated into this Agreement and made a part hereof.

2.	Compensation Arrangement Amendments.

(a) Golden Parachute Payment Prohibition. All of the Executive’s Compensation Arrangements are hereby amended such that no payments will be made to the Executive to the extent such payments would constitute a “parachute payment” under Section 280G(e) of the Internal Revenue Code of 1986, as amended (“Code”), the Treasury Regulations and the IRS Rules.

(b) Determination of Payment Limit. Within 20 days after any “applicable severance from employment” (as defined in Section 30.9(b) of the Treasury Regulations and in the IRS Rules) of the Executive, WesBanco and the Bank shall, at their expense, engage WesBanco’s principal outside accounting firm (the “Accounting Firm”) to determine whether, if not for the limitations contained in this Agreement, any of the Executive’s Compensation Arrangements would entitle Executive to any payments that would constitute a “parachute payment” under Section 280G(e) of the Code, the Treasury Regulations and the IRS Rules. If the Accounting Firm so determines, it will render an opinion to that effect which will be conclusive and binding on the Executive, WesBanco and the Bank.

(c) Payment Reduction. If the Accounting Firm determines that any payments under any of the Executive’s Compensation Arrangements would constitute a “parachute payment” under Section 280G(e) of the Code, the Treasury Regulations and the IRS Rules, then the aggregate amount under all such Compensation Arrangements that the Executive will be entitled to and that will be paid to Executive shall be reduced to the maximum amount that does not include a “parachute payment.”

3.	Incentive Compensation Clawback.

(a) Repayment Obligation. The Parties agree that the Executive will re-pay to WesBanco any incentive compensation paid pursuant to the Incentive Plan and any other bonus or incentive compensation paid to the Executive if and to the extent such bonus or incentive compensation payments were based on materially inaccurate financial statements of WesBanco or the Bank or any other materially inaccurate financial performance metric criteria (such payments, the “Unearned Payments”). WesBanco shall have the sole obligation to determine whether any Unearned Payments have been made.

(b) Manner of Repayment. Within 10 days of determining that the Executive has received any Unearned Payments, WesBanco will provide written notice (the “Notice”) to the Executive so notifying the Executive. The Notice will include the amount that the Executive must re-pay to WesBanco and the deadline for repayment. All Unearned Amounts will be repaid by the Executive within 90 days after receipt of the Notice.

4.

Termination. This Agreement will terminate automatically after the Treasury ceases to hold a debt or equity position in WesBanco that was acquired under the CPP. Upon termination of this Agreement, no Party shall have any further obligation to the other under this Agreement except for obligations accruing prior to the date of termination (such as Executive’s obligation to re-pay any Unearned Payments made to the Executive prior to termination of this Agreement).

5.

Executive Acknowledgement. Executive understands and acknowledges that the effect of this Agreement could be to reduce the amount of compensation and other benefits that the Executive would otherwise be entitled to under the Executive’s Compensation Arrangements.

6.

Release. Executive hereby releases and forever discharges WesBanco, Wesbanco Bank and their respective affiliates, successors and assigns (each a “Releasee”) from any and all claims, both at law and in equity, in connection with this Agreement’s modification of the Executive’s Compensation Arrangements. Executive hereby further irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing or instituting any proceeding of any kind against any Releasee based upon any matter purported to be released in this Section 6.

7.

Entire Agreement; Superseding Effect. This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof. In particular, to the extent of any conflict or inconsistency between the terms of this Agreement and the terms of any of the Executive’s Compensation Arrangements, the terms of this Agreement shall supersede the conflicting or inconsistent terms of the applicable Compensation Arrangement.

8.	Amendment. This Agreement may only be amended, whether in whole or in part, by a writing signed by all of the Parties.

9.

Construction. The Parties intend this Agreement to fully comply with the CPP Executive Compensation Requirements. Accordingly, this Agreement shall be construed so as to make all of the Executive’s Compensation Arrangements fully compliant with the CPP Executive Compensation Requirements.

10.

Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions, and this Agreement shall be construed in all respects as though the invalid or unenforceable provision was omitted.

11.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of West Virginia without regard to West Virginia conflict of laws rules.

12.

Counterparts; Signatures. This Agreement may be executed in any number of counterparts, and by different Parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument. Signatures by facsimile or e-mail shall be considered to be the same as original signatures and sufficient to make this Agreement fully effective.

IN WITNESS WHEREOF, intending to be legally bound, the Parties have executed this Agreement as of the day and year stated above.

WesBanco, Inc.

By:
Name:
Title:

WesBanco Bank, Inc.

By:
Name:
Title:

(Executive)